Exhibit 10.4

September 23, 2010

Mr. Paul Kawa

Evergreen Solar, Inc.

138 Bartlett Street

Marlboro, MA 01752

Dear Paul,

Evergreen Solar is very pleased to confirm your position has been changed to Chief Financial Officer on an interim basis reporting to Mike El-Hillow. Your first day of employment in this new position will be today, September 23, 2010. During the course of your employment with the Company, your position and duties are subject to change as the needs of the business may require, including the expected return to your position as Corporate Controller (at your prior salary and bonus levels) upon the hiring of a Chief Financial Officer to replace Mike El-Hillow. Also, you are expected to continue to follow the policies and procedures of the Company, as they may exist and be revised during your employment.

Base Compensation: Your starting gross base compensation will be $9,615.38 per pay period (equivalent to $250,000.00 annually), paid bi-weekly.

Bonus Plan Participation: You will be eligible to participate in the Evergreen Solar Management Incentive Plan. This plan provides you with the target opportunity to earn an annual bonus of 75% of your base salary based on the financial performance of the company and specific departmental goal attainment.

Benefits: As a full-time employee of Evergreen Solar you are eligible for our comprehensive benefits program. This program presently includes medical insurance, disability insurance, life insurance, paid time off (PTO), holiday pay, 401(k) savings plan, and others. Where a particular benefit is subject to a formal plan document or government regulations (for example, medical insurance, 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you have any questions about the Company’s benefits, please feel free to request a copy of the plan document and/or contact me directly. Evergreen Solar, of course, reserves the right on a prospective basis to modify, change or eliminate its compensation, bonus or benefit programs, at the Company’s sole discretion.

Salary Continuation: Should you be terminated without cause, Evergreen Solar will provide you with salary and benefit continuation, at your then current salary (but no less than the salary outlined in this offer letter) and your then current benefit contribution rate, for a period of six (6) months. Should you remain unemployed at the end of the six (6) month

138 Bartlett Street     Marlboro, MA 01752 USA     +1 508.357.2221 – tel     +1 508.229.0747 – fax     www.evergreensolar.com

period, you will receive up to an additional six (6) months of salary and benefit continuation (on a month by month basis) provided that you have demonstrated, to the satisfaction of the Company, a good faith effort to become reemployed. Additionally, if you are terminated without cause and the Company paid a year end management bonus (based on annual goals and objectives), you would receive a pro-rated bonus payment, based on your participation level, adjusted for termination/hire date. Timing of the bonus payment would be consistent with the payment to active employees.

Cause is defined as termination in the reasonable judgment of management for any of the following: (i) conviction of a felony; (ii) commission of any other material act or omission involving dishonesty, fraud, breach of fiduciary duty or other act of dishonesty with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Affiliates; (iii) a material violation of the policies of the Company; (iv) misappropriation of material funds or assets of the Company for personal use; (v) the breach of any provision of any Company agreement relating to confidentiality, nondisclosure, intellectual property, non-solicitation or non-competition, or (engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries; (vi) failure or refusal to perform assigned duties hereunder (other than as a result of illness or disability) and such failure or refusal shall have continued for a period often (10) days following written notice from the Company, it being understood that the Company's failure to achieve its business plan or projections shall not itself be considered a failure or refusal to perform duties.

Nature of Relationship/Interpretation of Letter

Paul, while we obviously are hopeful and confident that our relationship will continue to be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy under which both you and the Company remain free to end the employment relationship at any time and for any reason. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation of any kind, or grant you any benefit beyond the end of your employment with the Company. Also, this letter constitutes our entire offer regarding the terms and conditions of your employment by Evergreen Solar, and with the exception of the Evergreen Solar Non-competition, Nondisclosure and Developments Agreement, it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Your employment with Evergreen Solar is governed by and construed under the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

The entire management team at Evergreen Solar is very pleased that you are willing to fill the Chief Financial Officer Position on an interim basis, and we look forward to your continuing to have a very successful relationship with us.

Sincerely,

/s/ Gary T. Pollard

Gary T. Pollard

Vice President of Human Resources

Agreed and Accepted By:

/s/ Paul Kawa

Date: September 23, 2010